Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

NOBLE CORPORATION PLC REPORTS SECOND QUARTER 2016 RESULTS

Highlights of Report:

•	Fleet downtime of 2.9 percent

•	Liquidity position improves to $3.3 billion

•	Noble Lloyd Noble delivered from shipyard, completing current newbuild program

•	Full year capital expenditure estimate reduced to $675 million

•	Noble Mick O’Brien commences 400-day contract in Middle East

•	Noble Bob Douglas awarded contract offshore Suriname

•	Vigorous and successful cost management efforts continue

London, July 27, 2016 – Noble Corporation plc (NYSE:NE) today reported second quarter 2016 net income attributable to Noble Corporation plc (the Company) of $323 million, or $1.28 per diluted share, on revenues of $895 million. The reported results include several net favorable after-tax items totaling $322 million, or $1.27 per diluted share. The favorable items include:

•	Net income of $336 million, or $1.33 per diluted share, related to the previously announced contract cancellation agreement with Freeport-McMoRan Inc. and its subsidiary, Freeport-McMoRan Oil & Gas (“Freeport”) for the drillships Noble Sam Croft and Noble Tom Madden. The Company recognized $379 million as revenue in the quarter in connection with the cancellation agreement, partially offset by the accelerated recognition of deferred mobilization and other expenses of $11 million;

•	Net income of $13 million, or $0.05 per diluted share, resulting from the contract termination date valuation of a derivative instrument pertaining to future contingent payments from Freeport as part of the contract cancellation settlement; and

•	Net income of $10 million, or $0.04 per diluted share, resulting from the early retirement of debt in connection with the Company’s tender offers on its Senior Notes due in 2020 and 2021.

The results mentioned above were also partially offset by the following items:

•	Net loss of $15 million, or $0.06 per diluted share, relating to the impairment of certain capital spares; and

•	Net loss of $22 million, or $0.09 per diluted share, resulting from an unfavorable discrete tax item.

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Excluding all of these items, net income attributable to Noble Corporation plc was slightly greater than $1 million, or $0.01 per diluted share, on revenues of $502 million.

The second quarter results compare to net income attributable to Noble Corporation plc for the first quarter of 2016 of $105 million, or $0.42 per diluted share, on revenues of $612 million. Results in the first quarter of 2016 included a favorable discrete tax item of $27 million, or $0.11 per diluted share. Excluding the tax item, net income attributable to Noble Corporation plc in the first quarter was $78 million, or $0.31 per diluted share.

For the second quarter of 2015, net income attributable to Noble Corporation plc was $159 million, or $0.64 per diluted share, on revenues of $794 million.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, said, “Industry conditions remain challenging, but our efforts to establish strong operational results and identify additional cost reduction measures have been highly successful. Total fleet downtime in the second quarter of 2.9 percent was well below guidance of 5.0 percent and the 3.8 percent we reported in the previous quarter. The result is impressive, given the increasingly complex designs of many well construction programs. Our vigorous cost management efforts continued in the quarter as we worked to align costs throughout our global operations with the decline in fleet operating days. These measures included close attention to the organization of our fleet during periods of rig inactivity. Our goal remains to keep our most advanced units ready to respond to changes in customer needs while reducing day-to-day costs as far as practicable.

“Utilization in our floating rig fleet declined steeply in the quarter, due in part to the contractual settlement with Freeport, which resulted in the preservation of considerable contract margin, but forced the unplanned idling of two drillships. However, our jackup rig fleet continues to operate at an impressive level, with utilization holding in the mid-80 percent range. Following the close of the second quarter, the Noble Mick O’Brien returned to work on a 400-day program in the Middle East. Also, we took delivery of the Noble Lloyd Noble, the world’s largest, most capable jackup, which should begin its four-year primary term contract in the fourth quarter. Finally, our ultra-deepwater drillship, the Noble Bob Douglas, was awarded a one-well program, plus options, for a drilling assignment offshore Suriname, commencing in direct continuation of the rig’s current contract.”

Contract drilling services revenues in the second quarter were $877 million, including $379 million related to the contract cancellation settlement with Freeport and $14 million pertaining to the contract termination date valuation of a derivative instrument relating to future contingent revenue payments from Freeport as part of the settlement. Excluding these amounts, contract drilling services revenues in the second quarter were $484 million, down from $591 million in the first quarter. The 18 percent decline in revenues was driven by a reduction in fleet operating days, with fleet utilization declining to 65 percent compared to 79 percent in the first quarter. Also, average daily revenues per rig fell slightly in the second quarter to $280,900, excluding the impact of the Freeport settlement, compared to $287,200 in the first quarter. The revenue decrease was partially offset by a reduction in fleet downtime and demobilization revenues relating to the jackup Noble Houston Colbert, which completed a drilling assignment offshore Argentina during the second quarter. Contract drilling services costs were $244 million in the second quarter, including $11 million of expenses associated with the accelerated recognition of deferred mobilization revenues in connection with the Freeport cancellation agreement. Excluding the accelerated expenses, contract drilling costs were $233 million, down $18 million, or 7 percent, compared to the first quarter. The lower costs were driven primarily by a reduction in labor costs, as crew counts were reduced on several rigs following the completion of contracts, and lower shore base and operations support costs. With the 18 percent decline in revenues in the second quarter, the Company’s contract drilling services margin was 52 percent, excluding the impact of the Freeport settlement, compared to 58 percent in the first quarter.

Net cash from operating activities was $862 million through June 30, 2016. Capital expenditures in the second quarter and through June 30, 2016 were $69 million and $121 million, respectively. The Company has lowered its full year 2016 estimate of total capital expenditures to $675 million from the previous estimate of $800 million. The $125 million reduction is attributable to lower revised expenditures across all spending categories.

At June 30, 2016, total debt was $4.1 billion, with a debt-to-total capitalization ratio of 34.6 percent. The Company’s liquidity position, defined as cash, cash equivalents and availability under revolving credit facilities, was $3.3 billion, including a cash position of $823 million and the Company’s revolving credit capacity of $2.445 billion, which remains undrawn. Following the conclusion of the second quarter, the Company took delivery of the high-specification jackup Noble Lloyd Noble, with a final payment of $409 million made on July 15, 2016. This delivery marks the end of Noble’s current newbuild program under which the Company has taken delivery of 15 high-specification rigs since 2011.

Operating Highlights

Utilization of the Company’s 16 floating rigs was 51 percent in the second quarter compared to 74 percent in the first quarter. The decline resulted from a 31 percent reduction in operating days following the conclusion of contracts on the semisubmersibles Noble Amos Runner, Noble Danny Adkins and Noble Dave Beard, with each rig having worked a significant portion of the first quarter. Also, following the contract cancellation agreement with Freeport, the Noble Sam Croft and Noble Tom Madden became idle effective May 10, with each of the rigs having been limited to 40 days of operations during the second quarter. Average daily revenues in the second quarter, excluding the impact of the Freeport settlement, were $472,600 compared to $425,900 in the first quarter. At the conclusion of the second quarter, five of the Company’s semisubmersible rigs were cold stacked, or in the process of being cold stacked. These rigs were the Noble Homer Ferrington, Noble Amos Runner, Noble Max Smith, Noble Jim Day and Noble Dave Beard, which was relocated to Singapore following the rig’s contract completion in April. The recently idled drillships the Noble Sam Croft and Noble Tom Madden, have been warm stacked in the U.S. Gulf of Mexico, along with the Noble Danny Adkins. The Company is currently evaluating contract opportunities for all three rigs.

Utilization of the Company’s 14 jackup rigs was 83 percent in the second quarter, down slightly from 84 percent in the first quarter. This minor reduction was due primarily to the completion of a contract for the Noble Houston Colbert offshore Argentina, partially offset by a full quarter of operations on the Noble Sam Hartley working offshore Brunei. Average daily revenues increased in the second quarter to $136,000 compared to $134,900 in the first quarter due primarily to the demobilization revenues on the Noble Houston Colbert and a full quarter of operations on the Noble Sam Hartley. At the close of the second quarter, the Noble Regina Allen was warm stacked in the North Sea and the Noble Houston Colbert was available and is in the process of being relocated to the Middle East region. The remaining fleet is contracted through the balance of 2016 and well into 2017 or beyond, including the Noble Mick O’Brien, which commenced a 400-day program in the Middle East in early July 2016. Finally, following the delivery of the Noble Lloyd Noble, the rig remains on schedule to commence its four-year primary term contract in the North Sea during the early fourth quarter of 2016.

At June 30, 2016, Noble’s total contract backlog stood at $5.1 billion. An estimated 60 percent of available rig operating days for the remainder of 2016 are committed to contracts, including 40 percent of floating rig days and 85 percent of jackup rig days. In 2017, 46 percent of the available fleet operating days are committed to contracts, including 27 percent and 68 percent of floating and jackup rig days, respectively.

Outlook

In closing, Mr. Williams noted, “Reduced customer spending and the current fleet capacity imbalance weigh heavily on the near- to intermediate-term outlook for our industry. However, I remain encouraged by the long-term prospects for industry recovery. A number of our customers have commented on successful cost rationalization efforts that have resulted in baseline project economics that, in some cases, have been achieved at less than $50 per barrel. Also, although offshore exploration has been curtailed dramatically over the last two years, I am further encouraged by some recent operator interest offshore Guyana and Suriname, where a new, highly prospective hydrocarbon province is under evaluation, as well as the developing deepwater opportunity offshore Mexico. Opportunities such as these bode well for future offshore activity.

“Past actions taken by our Company to develop and enhance a strong competitive position support Noble’s ability to address these and other offshore opportunities, expanding our global reach. These actions, together with our strong and consistent operations execution, the successful conclusion to our newbuild program, which will lead to dramatically lower capital expenditure requirements, and our steadfast commitment to financial discipline focused on the preservation of liquidity, will strengthen our ability to compete and pursue value-adding strategies for growth.”

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the Company’s website at www.noblecorp.com in the Investor Relations section.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its second quarter 2016 results on Thursday, July 28, 2016, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-393-4306, or internationally 1-734-385-2616, using access code: 43843071, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Website.

A replay of the conference call will be available on Thursday, July 28, 2016, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, August 26, 2016, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 43843071. The replay will also be available on the Company’s Website following the end of the live call.

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating revenues
Contract drilling services	$876,697	$771,307	$1,468,064	$1,550,668
Reimbursables	17,933	22,248	38,539	47,229
Other	153	—	153	—

	894,783	793,555	1,506,756	1,597,897

Operating costs and expenses
Contract drilling services	244,176	319,207	495,424	640,957
Reimbursables	14,298	17,652	30,304	37,809
Depreciation and amortization	150,946	159,123	300,665	313,261
General and administrative	19,033	22,424	38,573	46,362
Loss on impairment	16,616	—	16,616	—

	445,069	518,406	881,582	1,038,389

Operating income	449,714	275,149	625,174	559,508
Other income (expense)
Interest expense, net of amount capitalized	(57,306)	(57,465)	(114,406)	(106,509)
Gain on extinguishment of debt, net	11,066	—	11,066	—
Interest income and other, net	(1,253)	(431)	(1,983)	6,151

Income before income taxes	402,221	217,253	519,851	459,150
Income tax provision	(56,822)	(39,405)	(50,319)	(82,852)

Net income	345,399	177,848	469,532	376,298
Net income attributable to noncontrolling interests	(22,533)	(18,817)	(41,181)	(38,864)

Net income attributable to Noble Corporation plc	$322,866	$159,031	$428,351	$337,434

Per share data:
Basic	$1.28	$0.64	$1.70	$1.36
Diluted	$1.28	$0.64	$1.70	$1.36

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$822,978	$512,245
Accounts receivable	353,677	498,931
Prepaid expenses and other current assets	153,921	229,442

Total current assets	1,330,576	1,240,618

Property and equipment, at cost	14,135,376	14,056,323
Accumulated depreciation	(2,859,370)	(2,572,700)

Property and equipment, net	11,276,006	11,483,623

Other assets	132,862	141,404

Total assets	$12,739,444	$12,865,645

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,642	$299,924
Accounts payable	138,659	223,221
Accrued payroll and related costs	50,460	81,464
Other current liabilities	306,799	258,975

Total current liabilities	795,560	863,584

Long-term debt	3,829,416	4,162,638
Other liabilities	294,687	417,193

Total liabilities	4,919,663	5,443,415

Commitments and contingencies
Equity
Total shareholders’ equity	7,096,687	6,699,229
Noncontrolling interests	723,094	723,001

Total equity	7,819,781	7,422,230

Total liabilities and equity	$12,739,444	$12,865,645

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net income	$469,532	$376,298
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	300,665	313,261
Loss on impairment	16,616	—
Gain on extinguishment of debt, net	(11,066)	—
Other changes in operating activities	85,810	78,319

Net cash from operating activities	861,557	767,878

Cash flows from investing activities
New construction	(20,059)	(23,360)
Other capital expenditures	(93,045)	(135,294)
Capitalized interest	(7,427)	(11,629)
Other investing activities	(17,188)	(38,408)

Net cash from investing activities	(137,719)	(208,691)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	—	(1,123,495)
Issuance of senior notes	—	1,092,728
Debt issuance costs on senior notes and credit facilities	—	(16,070)
Repayment of long-term debt	(300,000)	—
Early repayment of long-term debt	(22,207)	—
Premiums paid on early repayment of long-term debt	(1,781)	—
Dividend payments	(42,542)	(185,669)
Dividends paid to noncontrolling interests	(41,088)	(44,484)
Repurchases of shares	—	(100,630)
Other financing activities	(5,487)	(2,394)

Net cash from financing activities	(413,105)	(380,014)

Net change in cash and cash equivalents	310,733	179,173
Cash and cash equivalents, beginning of period	512,245	68,510

Cash and cash equivalents, end of period	$822,978	$247,683

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended June 30,						Three Months Ended March 31,
	2016			2015			2016
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$876,697	$—	$876,697	$771,307	$—	$771,307	$591,367	$—	$591,367
Reimbursables	17,933	—	17,933	22,248	—	22,248	20,606	—	20,606
Other	153	—	153	—	—	—	—	—	—

	$894,783	$—	$894,783	$793,555	$—	$793,555	$611,973	$—	$611,973

Operating costs and expenses
Contract drilling services	$244,176	$—	$244,176	$319,207	$—	$319,207	$251,248	$—	$251,248
Reimbursables	14,298	—	14,298	17,652	—	17,652	16,006	—	16,006
Depreciation and amortization	145,237	5,709	150,946	153,579	5,544	159,123	144,029	5,690	149,719
General and administrative	19,033	—	19,033	22,424	—	22,424	19,540	—	19,540
Loss on impairment	16,616	—	16,616	—	—	—	—	—	—

	$439,360	$5,709	$445,069	$512,862	$5,544	$518,406	$430,823	$5,690	$436,513

Operating income (loss)	$455,423	$(5,709)	$449,714	$280,693	$(5,544)	$275,149	$181,150	$(5,690)	$175,460

Operating statistics
Jackups:
Average Rig Utilization	83%			84%			84%
Operating Days	981			993			981
Average Dayrate	$136,041			$171,482			$134,868
Semisubmersibles:
Average Rig Utilization	16%			63%			48%
Operating Days	115			455			350
Average Dayrate	$290,106			$403,319			$258,786
Drillships:
Average Rig Utilization	86%			100%			100%
Operating Days	626			819			728
Average Dayrate (1)	$1,134,011			$509,783			$506,141
Total:
Average Rig Utilization	65%			83%			79%
Operating Days	1,722			2,267			2,059
Average Dayrate (1)	$509,145			$340,217			$287,169

(1)	The second quarter of 2016 includes the contract cancellation and the termination date valuation of the contingent payments relating to the Noble Sam Croft and Noble Tom Madden contract settlement and termination with Freeport. Exclusive of these items, the average dayrate for the second quarter of 2016 would have been $506,146 and $280,884 for drillships and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Numerator:
Basic
Net income attributable to Noble Corporation plc	$322,866	$159,031	$428,351	$337,434
Earnings allocated to unvested share-based payment awards	(11,678)	(3,555)	(15,516)	(7,489)

Net income to common shareholders - basic	$311,188	$155,476	$412,835	$329,945

Diluted
Net income attributable to Noble Corporation plc	$322,866	$159,031	$428,351	$337,434
Earnings allocated to unvested share-based payment awards	(11,678)	(3,555)	(15,516)	(7,489)

Net income to common shareholders - diluted	$311,188	$155,476	$412,835	$329,945

Denominator:
Weighted average number of shares outstanding - basic	243,217	241,966	243,021	242,324
Incremental shares issuable from assumed exercise of stock options	—	—	—	—

Weighted average number of shares outstanding - diluted	243,217	241,966	243,021	242,324

Weighted average unvested share-based payment awards	9,127	5,533	9,134	5,500

Earnings per share
Basic	$1.28	$0.64	$1.70	$1.36
Diluted	$1.28	$0.64	$1.70	$1.36